Exhibit 99.1

GLYCOMIMETICS PROMOTES DR. ERIC FELDMAN TO

CHIEF MEDICAL OFFICER

Rockville, MD — February 23, 2021 — GlycoMimetics, Inc. (Nasdaq: GLYC) today announced the promotion of Eric Feldman, M.D., to Senior Vice President and Chief Medical Officer. Dr. Feldman joined the Company in 2019 and was previously Vice President, Global Clinical Development.

“Eric is internationally recognized for his work in the development of new therapies for the treatment of leukemias and related bone marrow disorders, and in the past two years, has established himself as a leader in our management group as well as in the trenches with our clinical operations team. Having spent his career dedicated to patients with hematologic malignancies, he is especially well positioned to lead our uproleselan program as it advances through Phase 3 clinical trials. In addition, his extensive clinical research background will serve us well as we drive forward other programs in our pipeline,” said Rachel King, Chief Executive Officer.

Before joining GlycoMimetics, Dr. Feldman served as Chief Medical Officer at Amphivena Therapeutics, Inc., focusing on breakthrough blood cancer treatments and T-cell engagement technologies, and prior to that, he oversaw the myeloid leukemia antibody-drug conjugate (ADC) program at Seattle Genetics, Inc. He has led or participated in the conduct of numerous clinical trials, several leading to U.S. Food and Drug Administration (FDA) approval. Dr. Feldman’s extensive academic career includes a recent position as Professor of Medicine and Director of the Hematological Malignancies Service at Weill-Cornell/New York Presbyterian Hospital, as well as faculty positions at New York Medical College and the University of Texas, MD Anderson Cancer Center. Dr. Feldman has authored over 150 scientific articles and is a former Editor-in Chief of the journal Leukemia Research. He earned his medical degree at New York Medical College and holds a B.A. from Tulane University.

Separately, Dr. Helen Thackray, M.D. F.A.A.P, has decided to leave the company to pursue another opportunity. She joined the company 15 years ago, and most recently served as Senior Vice President, Clinical Development and Chief Medical Officer.

“Helen’s contributions to the Company have been invaluable, leading two programs to late-stage development, and creating important relationships with clinicians all over the world. We are grateful for her years of service to GlycoMimetics and wish her well in her next endeavor,” said Ms. King.

About Uproleselan (GMI-1271)

Discovered and developed by GlycoMimetics, uproleselan is an investigational, first-in-class, targeted inhibitor of E-selectin. Uproleselan (yoo’ pro le’ sel an), currently in a comprehensive Phase 3 development program in AML, has received Breakthrough Therapy designation from the U.S. FDA and from the Chinese regulatory authority for the treatment of adult AML patients with relapsed or refractory disease. Uproleselan is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 1/2 clinical trial, uproleselan was evaluated in both newly diagnosed elderly and relapsed or refractory patients with AML. In both populations, patients treated with uproleselan together with standard chemotherapy achieved better-than-expected remission rates and overall survival compared to historical controls, which have been derived from results from third-party clinical trials evaluating standard chemotherapy, as well as lower-than-

expected induction-related mortality rates. Treatment in these patient populations was generally well-tolerated, with fewer than expected adverse effects.

About GlycoMimetics, Inc.

GlycoMimetics is a biotechnology company with a focus in hematology-oncology and a pipeline of novel glycomimetic drugs, all designed to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics'  drug candidate, uproleselan, an E-selectin antagonist, was evaluated in a Phase 1/2 clinical trial as a potential treatment for AML and is being evaluated across a range of patient populations including in a Company-sponsored Phase 3 trial in relapsed/refractory AML under Breakthrough Therapy Designation. Rivipansel, a pan-selectin antagonist, is being explored for use in treatment of acute VOC in sickle cell disease. GlycoMimetics has also completed a Phase 1 clinical trial with another wholly-owned drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include those relating to the potential benefits and impact of the Company’s drug candidates. Actual results may differ materially from those described in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on February 28, 2020, its quarterly report on Form 10-Q filed with the SEC on November 6, 2020, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

Investor Contact:
Shari Annes
Phone: 650-888-0902
Email: sannes@annesassociates.com

Media Contact:
Jamie Lacey-Moreira
Phone: 410-299-3310
Email: jamielacey@presscommpr.com